malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 19, 2013 with respect to the audited financial statements of Milestone International, Corp. for the period from April 18, 2013 (inception) through May 31, 2013.

We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

August 19, 2013

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